Exhibit 10.1

EXECUTION VERSION

May 15, 2023

David L. Yowan

14179 Calypso Lane

Wellington FL 33414

Dear Dave:

You presently serve as a member of the Board of Directors (the “Board”) of Navient Corporation (“Navient” or the “Company”). This letter memorializes our recent discussions concerning your assumption of the additional positions of President and Chief Executive Officer of the Company, effective May 15, 2023 (the “Effective Date”).

Position:

The term of your service as President and Chief Executive Officer of the Company shall commence on the Effective Date and shall continue until terminated by either party (such period, the “Term”). During the Term, you will report to the Board. During the Term, you will devote substantially all of your working time and attention to the business and affairs of the Company (excluding any vacation and sick time to which you are entitled) and you will comply with the Company’s policies and rules, as in effect from time to time. Notwithstanding the foregoing, during the Term, you may (i) manage your personal investments; (ii) participate in educational and charitable activities; and (iii) serve on the boards for charitable and non-profit entities (service on the boards of for-profit entities shall be subject to the Company’s consent, not to be unreasonably withheld), provided in all cases that such activities do not materially interfere with your duties hereunder. Your principal place of employment will be at the Company’s offices in Herndon, Virginia, subject to travel to Company headquarters and other Company offices as necessary to perform your duties hereunder, as well as to reasonable travel requirements. All employees of the Company and its affiliates shall report directly or indirectly to you.

Base Salary:

During the Term, you will receive a base salary at an annual rate of $800,000 (the “Annual Base Salary”), payable in accordance with the Company’s normal payroll practices, and subject to all applicable taxes and withholdings. The Annual Base Salary shall be reviewed annually and be subject to increase, but not decrease, below its then current level.

Annual Bonus:

During the Term, you will have the opportunity to earn an annual bonus (the “Annual Bonus”) pursuant to the Company’s Management Incentive Plan, as in effect from time to time. Your target Annual Bonus opportunity during the Term will be 150% of your Annual Base Salary, with your actual Annual Bonus prorated to reflect the number of days on which you served as Chief Executive Officer of the Company during the applicable year and will be paid, based on actual performance, at the same time as annual bonuses are paid to senior executives of the Company generally, but no later than March 15 of the year following the year to which the Annual Bonus relates. In general, eligibility for an Annual Bonus shall be contingent upon your continued employment with the Company or its affiliates through the last day of the applicable year to which the Annual Bonus relates (for 2023, through the date that bonuses are paid under the Management Incentive Plan), provided, that if, during or following such year, your employment with the Company is terminated by the Company without Cause or by you for Good Reason, in each case as defined in Annex A, you shall remain eligible to receive your Annual Bonus, and solely for purposes of the determination of such Annual Bonus, your employment with the Company will be deemed to have continued through the last day of such year (or, with respect to the Annual Bonus payable with respect to 2023, through the date of payment of such Annual Bonus for 2023).

Equity Incentive Compensation:

On or as soon as practicable following the Effective Date, you will be granted (a) a service-based restricted stock unit award with respect to a number of units equal to the quotient of $1.6 million divided by the closing price of a Company common share on the Effective Date, on the terms set forth in the Restricted Stock Unit Agreement attached hereto as Annex A, and (b) a performance-based restricted stock unit award with respect to a number of units equal to the quotient of $2.4 million divided by the closing price of a Company common share on the Effective Date, on the terms set forth in the Performance Stock Unit Agreement attached hereto as Annex B. It is understood and agreed that it is not anticipated that you will receive any further long-term incentive awards prior to January 1, 2025, and it is anticipated that you will not receive an equity compensation grant in connection with the Company’s 2024 award cycle.

Employee Benefits:

During the Term, you will be eligible to participate in employee benefit plans as in effect from time to time on the terms applicable to senior executives of the Company generally (subject to the applicable eligibility and other requirements set forth therein), provided, that you will not participate in the Company’s Executive Severance Plan for Senior Officers (the “Severance Plan”) or in its Change in Control Severance Plan for Senior Officers, nor will you be eligible for severance under any other severance plan or program of the Company and its affiliates. You hereby waive any right to participate in any severance plans or programs of the Company and its affiliates, notwithstanding the terms of any such plans. You will be reimbursed for business-related expenses incurred by you in performing your duties hereunder in accordance with the Company’s policies and procedures as in effect from time to time. In addition, as soon as practicable after the Effective Date, the Company will reimburse you for the reasonable legal fees you incurred in the negotiation of this agreement and related documents, up to a cap of $25,000.

Restrictive Covenants:

In consideration of your employment with the Company, you agree to be subject to restrictive covenants to the same extent as similarly situated senior executives of the Company and execute any standard form of agreement containing such covenants that apply to such executives generally. In addition, in the event of a termination by the Company without Cause or a termination by you for Good Reason, you will, in consideration of the benefits set forth herein (including the

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acceleration of vesting of your equity grants described in Annex A and Annex B hereto), execute a release of claims and restrictive covenants agreement in the form set forth as Exhibit C to the Severance Plan, provided, that appropriate modifications to the form will be made to reflect the fact that you do not participate in the Severance Plan and that the requisite consideration relates to your benefits hereunder (including your right to receive unpaid base salary, accrued vacation, reimbursement of business expenses, Annual Bonus, indemnification, any advancement of expenses, and any rights you have under Annex A and Annex B hereto), and that the value of such benefits shall in no way be reduced if any portion of such agreement is determined to be unenforceable. Notwithstanding the foregoing, in no event shall any restrictive covenants (including any agreement with the Company or any of its affiliates which you sign after the date hereof (including the agreements described in the first two sentence of this paragraph), unless such agreement specifically references this provision) prevent you from serving as a director of a company that is not a direct competitor of the Company (which for this purpose shall mean companies which primarily engage in student loan origination or servicing, or which directly compete with the Company’s business processing segment).

Indemnification:

You will be covered as an insured officer under the Company’s directors’ and officers’ liability insurance policy, as in effect from time to time, to the same extent, and on the same terms, as other executive officers and directors of the Company. In addition, in the event you are made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a member, manager, director, officer, employee or other service provider of the Company, or are or were serving at the request of the Company as a director, officer, member, manager, employee, agent or other service provider of another corporation or a partnership, joint venture, trust, or other enterprise, the Company shall defend, indemnify and hold you harmless to the maximum extent permitted under applicable law, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any such Proceeding (including attorneys’ fees, including on appeal), except any such Proceeding arising out of your willful misconduct or gross negligence. Costs and expenses incurred by you in defense of such Proceeding (including attorneys’ fees, including on appeal) will be advanced to you by the Company upon receipt by the Company of (i) a written request for payment and (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought, subject to a customary undertaking whereby you agree to repay any such amounts that are finally determined as not being subject to indemnification hereunder. For any period of the Term during which you hold a corporate officer position with the Company or are a member of the Board, and for a period of six years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to you on terms that are the same as the coverage provided to other directors and similarly situated executives of the Company or any successor.

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Board Service:

During the Term, you will be nominated to serve on the Board. You will not be eligible to receive compensation and/or benefits (including, without limitation, director fees and equity awards) pursuant to any non-employee director plans or programs maintained by the Company, provided, that your service hereunder will qualify as service for all purposes, including vesting, of any equity awards previously granted to you in your capacity as a member of the Board.

Section 409A:

The payments and benefits provided under this letter are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), as amended, and the provisions of this letter shall be interpreted and applied consistently with such intent. All reimbursements under this letter that constitute deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (i) in no event will any reimbursement payments be made later than the end of the calendar year next following the calendar year in which the applicable expenses were incurred, (ii) the amount of reimbursement payments that the Company is obligated to pay in any given calendar year shall not affect the amount of reimbursement payments that the Company is obligated to pay in any other calendar year, (iii) your right to have the Company pay such reimbursements may not be liquidated or exchanged for any other benefit, and (iv) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter). Any payments that qualify for the “short-term deferral” exemption or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this letter shall be treated as a separate payment of compensation for purposes of applying the exemption under Section 409A for short-term deferral amounts, the separation pay exemption or any other exception or exemption under Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment under this letter.

Clawback:

Notwithstanding anything to the contrary, all compensation paid to you by the Company or its affiliates for your services hereunder shall be subject to any recoupment or clawback policy that is adopted by the Company from time to time, or any recoupment or clawback policy that becomes applicable to the Company pursuant to any requirement of law or any exchange listing requirement.

Miscellaneous:

You hereby represent that you are not subject or party to any agreement, understanding or undertaking, including any restrictive covenants with any prior employer, that would prohibit you from accepting and serving in the positions contemplated hereby. Your employment with the Company will at all times be at-will, subject to the provisions of this letter. Upon your termination of employment for any reason, you will, if requested by the Board, immediately resign from the Board, your position as an officer of the Company, and all offices and directorships of all subsidiaries and affiliates of the Company.

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Neither party hereto may assign any rights or delegate any duties under this letter without the prior written consent of the other party; provided, that this letter shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company.

Except as otherwise contemplated herein, this letter (including attachments hereto) contains the entire agreement between you and the Company with respect to the subject matter hereof. No modification or termination of this letter may be made orally, but must be made in writing and signed by you and the Company.

Governing Law; Jurisdiction:

This letter will be governed and interpreted in accordance with the laws of the State of Delaware without reference to its choice of law principles. Any action arising out of or related to this letter will be brought in the state or federal courts with jurisdiction in Delaware, and you and the Company consent to the jurisdiction and venue of such courts.

[Signature Page Follows]

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To accept our offer, please sign and date the bottom of this letter.

Best Regards,

/s/ Linda Mills
Linda Mills
Chair of the Navient Board of Directors

I, David L. Yowan, am pleased to accept your offer of employment for the positions of President and Chief Executive Officer on the terms detailed in this letter.

Accepted by:	Date:

/s/ David L. Yowan	May 15, 2023
David L. Yowan

[Signature Page to Chief Executive Officer Employment Letter Agreement]

Annex A

Navient Corporation 2014 Omnibus Incentive Plan

Restricted Stock Unit Agreement

Pursuant to the terms and conditions of the Navient Corporation 2014 Omnibus Incentive Plan, amended and restated as of May 24, 2018 (the “Plan”), and as contemplated by the letter agreement (the “Letter Agreement”) between Navient Corporation (the “Corporation”) and David L. Yowan dated May 15, 2023, the Compensation and Human Resources Committee (the “Committee”) of the Navient Corporation Board of Directors (the “Board”) hereby grants to David L. Yowan (the “Grantee”) on May 15, 2023 (the “Grant Date”) an award (the “Award”) of __________ Restricted Stock Units (“RSUs”), which represent the right to acquire shares of common stock of the Corporation subject to the following terms and conditions of this Restricted Stock Unit Agreement (this “Agreement”):

1.

Vesting Schedule. Except as otherwise provided below, (a) 50% of the RSUs will vest if the Grantee remains employed by the Corporation as Chief Executive Officer through the first anniversary of the Effective Date (as defined in the Letter Agreement), and (b) the remaining 50% of the RSUs will vest, if the Grantee remains so employed through December 31, 2024 (each of such 12-month period and the period from the Effective Date through December 31, 2024, a “Service Period”). Each vested RSU will be settled in shares of the Corporation’s common stock as soon as practicable after it vests.

2.

Employment Termination. Except as provided below, if the Grantee ceases to be an employee of the Corporation (or a Subsidiary) for any reason, he/she shall forfeit any portion of the Award that has not vested as of the date of such termination of employment.

If not previously vested, the Award will immediately vest, and will be converted into shares of common stock, in the event that the Grantee’s employment is terminated (i) by the Corporation (or a Subsidiary) for any reason other than for Cause (as defined in the Plan), or (ii) by the Grantee for Good Reason.

If not previously vested or forfeited, a prorated portion of the Award will vest, and will be converted into shares of common stock, upon death or termination due to Disability. Such proration shall, with respect to each tranche of RSUs, be based on the number of days elapsed in the applicable Service Period as of such event, and shall be at 100% if such death or Disability occurs following the end of such Service Period but prior to settlement.

Notwithstanding anything to the contrary herein, the Award shall be forfeited upon termination of employment due to Cause.

For purposes of this Agreement, “Good Reason” shall have the meaning set forth in the Plan, provided that a termination for Good Reason shall be effective only if (a) the Grantee provides notice to the Corporation of the existence of the condition constituting Good Reason within 90 days of the initial existence of such condition, (b) the Corporation fails to cure such condition within 30 days of receipt of such notice, and (c) the Grantee terminates his employment with the Corporation within 30 days following the end of such cure period.

3.	Change in Control. Notwithstanding anything to the contrary in this Agreement:

1)

In the event of a Change in Control described in clause (b) of the definition thereof in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, then any portion of the Award that is not vested shall become 100 percent vested, and shall be converted into shares of common stock as of immediately prior to the consummation of the Change in Control.

2)

In the event of either (x) a Change in Control described in clause (a) of the definition thereof, or (y) a Change in Control described in clause (b) of the definition thereof in which the acquiring or surviving company in the transaction assumes or continues outstanding Awards, then no acceleration of vesting shall occur upon such Change in Control, and the Award shall continue to vest and be settled in accordance with the terms hereof.

3)

Notwithstanding anything stated herein, the Plan or in the Navient Corporation Change in Control Severance Plan for Senior Officers, this Award shall not be subject to the terms set forth in the Navient Corporation Change in Control Severance Plan for Senior Officers.

4.

Taxes; Dividends. The Grantee of the Award shall make such arrangements as may reasonably be required by the Corporation, including transferring a sufficient number of shares of the Corporation’s stock, to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested or, if applicable, settled in shares of the Corporation’s common stock (by approving this Agreement, the Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3). Dividends declared on an unvested Award will not be paid currently. Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed to be invested in additional shares of the Corporation’s common stock (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the same vesting schedule to which the Award is subject. Upon vesting of any portion of the Award, the amount of Dividend Equivalents allocable to such Award (and any fractional share amount) will also vest and will be converted into shares of the Corporation’s common stock (provided that any fractional share amount shall be paid in cash).

5.

Section 409A. For purposes of Section 409A of the Internal Revenue Code, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment and benefit payable under this Agreement is hereby designated as a separate payment. The parties intend that all RSUs provided under this Agreement and shares issuable hereunder comply with or be exempt from the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the RSUs is to be accelerated in connection with the Grantee’s termination of service, then to the extent necessary to comply with Section 409A, such accelerated RSUs will not be settled by virtue of such acceleration until and unless the Grantee has a “separation from service” within the meaning of Section Treasury Regulation 1-409A-1(h), as determined by the Corporation, in its sole discretion. Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if (x) any of the RSUs to be provided in connection with the Grantee’s separation from service do not qualify for any reason to be exempt from Section 409A, (y) the Grantee is, at the time of such separation from service, a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and (z) the settlement of such RSUs would result in the imposition of additional tax under Section 409A if such settlement occurs on or within the six (6) month period following the Grantee’s separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the settlement of any such RSUs during such six (6) month period will accrue and will not be settled until the date six (6) months and one (1) day following the date of the Grantee’s separation from service and on such date (or, if earlier, the date of the Grantee’s death), such RSUs will be settled.

6.

Clawback Provision. Notwithstanding anything to the contrary herein, the Award shall be subject to any recoupment or clawback policy that is adopted by the Corporation, including any policy that is adopted after the Grant Date, or any recoupment or clawback policy that becomes applicable to the Corporation pursuant to any requirement of law or any exchange listing requirement, in either case to the extent provided therein.

7.

Securities Law Compliance. The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any transfer or sale by the Grantee of any shares of the Corporation’s common stock, including without limitation (a) restrictions under an insider trading policy and (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the shares of the Corporation’s common stock. The sale of the shares must also comply with other applicable laws and regulations governing the sale of such shares.

8.

Data Privacy. As an essential term of this award, the Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described herein for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. By accepting this award, the Grantee acknowledges that the Corporation holds certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee or the Corporation may elect to deposit any shares of the Corporation’s common stock. Grantee acknowledges that Data may be held to implement, administer and manage the Grantee’s participation in the Plan as determined by the Corporation, and that Grantee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing Grantee’s consent may adversely affect Grantee’s ability to participate in the Plan.

9.

Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout Grantee’s term of service with the Corporation (or its subsidiaries) and thereafter until withdrawn in writing by Grantee.

10.

Board Interpretation. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board and, where applicable, the Committee concerning any questions arising under this Agreement or the Plan.

11.

No Right to Continued Employment. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon the Grantee any right to continued employment with the Corporation or any of its subsidiaries or affiliates.

12.	Amendments for Accounting Charges. The Committee reserves the right to unilaterally amend this Agreement to reflect any changes in applicable law or financial accounting standards.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

14.

Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telefaxed or telecopied to, or, if mailed, when received by, the other party at the following addresses:

If to the Corporation to:

Navient Corporation

Attn: Human Resources, Equity Plan Administration

123 Justison Street

Wilmington, DE 19801

If to the Grantee, to (i) the last address maintained in the Corporation’s Human Resources files for the Grantee or (ii) the Grantee’s mail delivery code or place of work at the Corporation (or its subsidiaries).

15.

Plan Controls; Entire Agreement; Capitalized Terms. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan control, except as expressly stated otherwise herein. This Agreement the Plan and the Letter Agreement together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature. Capitalized terms not defined herein shall have the meanings as described in the Plan.

16.

Miscellaneous. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision. The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. The Grantee shall cooperate and take such actions as may be reasonably requested by the Corporation in order to carry out the provisions and purposes of this Agreement. The Grantee is responsible for complying with all laws applicable to Grantee, including federal and state securities reporting laws.

[Signature Page Follows]

NAVIENT CORPORATION

By:
[Name] [Title]

Accepted by:

Date

[Signature Page to Chief Executive Officer RSU Agreement]

Annex B

Navient Corporation 2014 Omnibus Incentive Plan

Performance Stock Unit Agreement

Pursuant to the terms and conditions of the Navient Corporation 2014 Omnibus Incentive Plan, amended and restated as of May 24, 2018 (the “Plan”), and as contemplated by the letter agreement (the “Letter Agreement”) between Navient Corporation (the “Corporation”) and David L. Yowan dated May 15, 2023, the Compensation and Human Resources Committee (the “Committee”) of the Navient Corporation Board of Directors (“Board”) hereby grants to David L. Yowan (the “Grantee”) on May 15, 2023 (the “Grant Date”) an award (the “Award”) of __________ Performance Stock Units (“PSUs”) at target, which represent the right to acquire shares of common stock of the Corporation subject to the following terms and conditions of this Performance Stock Unit Agreement (this “Agreement”):

1.

Vesting Schedule. Except as otherwise provided below, the PSUs will vest, and will be settled in shares of the Corporation’s common stock, based upon the degree to which the Service Condition and the Performance Condition set forth below are satisfied:

(a) Service Condition. The service condition (the “Service Condition”) shall be satisfied as to (i) 50% of the PSUs, if the Grantee remains employed by the Corporation as Chief Executive Officer through the first anniversary of the Effective Date (as defined in the Letter Agreement), and (ii) the remaining 50% of the PSUs, if the Grantee remains so employed through December 31, 2024 (each of such 12-month period and the period from the Effective Date to December 31, 2024, a “Service Period”); provided, however, that if the Grantee’s employment is terminated by the Corporation for any reason, other than for Cause, as defined in the Plan, or Grantee’s employment is terminated by Grantee for Good Reason, as defined in the Plan (either such termination, a “Good Leaver Event”), the Service Condition shall be deemed satisfied as to 100% of the PSUs upon such termination, to the extent not already satisfied.

(b) Performance Condition. Subject to the other provisions of this Section 1, the Performance Condition shall be deemed satisfied with respect to a specified percentage of the PSUs based on where the Corporation’s total shareholder return (“TSR”), as that term is defined below, for the period commencing on the Effective Date and concluding on December 31, 2025 (the “Performance Period”) ranks as a percentile compared to the TSRs for the companies in the Comparator Group (as defined below) for the Performance Period, as shown in the following performance chart:

Corporation’s TSR Percentile Rank*	Percentage of PSUs Deemed to Satisfy the Performance Condition
75th or higher	150% (Maximum)
70th	140%
65th	130%
60th	120%
55th	110%

Corporation’s TSR Percentile Rank*	Percentage of PSUs Deemed to Satisfy the Performance Condition
50th	100% (Target)
45th	90%
40th	80%
35th	70%
30th	60%
25th	50%
Lower than 25th	0%

*	For points between each performance level, the percentage of PSUs deemed to satisfy the Performance Condition will be interpolated.

Notwithstanding anything to the contrary herein, if the Corporation’s TSR is negative, no more than 100% of the PSUs shall be deemed to satisfy the Performance Condition.

“Total shareholder return” or “TSR” shall equal the quotient of ((X – Y) + Z) / Y, where X equals the average closing price of a share of stock during the last 20 trading days in the Performance Period, including any dividends paid on a share of stock in the underlying entity reinvested on the ex-dividend date, Y equals the average closing price of a share of stock during the 20 trading days immediately preceding the beginning of the Performance Period, including any dividends paid on a share of stock in the underlying entity reinvested on the ex-dividend date, and Z equals the total value of dividends paid on a share of stock during the period from the start of the beginning average period through the end of the Performance Period as if reinvested on the ex-dividend date, subject to adjustments for stock splits, spin-offs and other similar events.

The Corporation’s “Comparator Group” shall mean all companies in the S&P 400 Financials Index as of the first day of the Performance Period (“Peer Companies”), modified to take into account mergers, acquisitions, spin-offs and other similar events as follows:

1)	In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company;

2)

In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another company that is not a Peer Company, but where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company;

3)

In the event of a merger, acquisition or business combination transaction of a Peer Company by or with another company that is not a Peer Company, or in the event of a “going private transaction” involving the Peer Company, in each case where the Peer Company will not be the surviving entity or will otherwise no longer be publicly traded, the company shall cease to be a Peer Company;

4)

In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading. The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR; and

5)	In the event of a bankruptcy, liquidation or delisting of a Peer Company, such company shall remain a Peer Company.

Each vested PSU will be settled in shares of the Corporation’s common stock. Except as otherwise provided below, the Performance Condition shall be deemed satisfied on the date the Committee certifies the achievement of the Corporation’s TSR percentile rank as set forth above (to the extent of such certified achievement), and the PSUs that become vested as a result shall be settled as soon as practicable thereafter and in no event later than March 15, 2026. Notwithstanding the foregoing, upon a Good Leaver Event prior to January 1, 2025, the Performance Period shall be deemed to conclude on December 31, 2024, and in such case the Performance Condition shall be deemed satisfied on the date the Committee certifies the achievement of the Corporation’s TSR percentile rank for such shortened Performance Period as set forth above (to the extent of such certified achievement), and the PSUs that become vested as a result shall be settled as soon as practicable thereafter and in no event later than March 15, 2025. Except as provided below in cases of death or Disability, shares of the Corporation’s common stock issued in settlement of vested PSUs shall be subject to a mandatory holding period of one year from the date of issuance, during which period the Grantee may not sell, transfer, or otherwise dispose of the shares, other than to cover required withholding taxes due upon the settlement of the vested PSUs.

2.

Employment Termination; Death; Disability. Except as provided below or in Section 1(a) above, if the Grantee ceases to be an employee of the Corporation (or a Subsidiary) for any reason, he/she shall forfeit any portion of the Award for which the Service Condition has not been satisfied as of the date of such termination of employment.

If not previously vested or forfeited, a prorated portion of the Award will vest, and will be settled in shares of the Corporation’s common stock, at the target level set forth above (i.e., 100% of the PSUs), upon death or termination due to Disability (except that if such termination occurs after the Performance Period but prior to settlement, settlement shall be based on actual performance rather than target). Such proration shall, with respect to each tranche of PSUs, be based on the number of days elapsed in the applicable Service Period as of such event, and shall be at 100% (settled at target) if such death or Disability occurs following the end of such Service Period. Shares of the Corporation’s common stock issued in settlement of PSUs that vest upon death or Disability will not be subject to the mandatory one-year holding period described above.

Notwithstanding anything to the contrary herein, the Award shall be forfeited upon termination of employment due to Cause.

3.	Change in Control. Notwithstanding anything to the contrary in this Agreement:

In the event of a Change in Control described in clause (b) of the definition thereof in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, any portion of the Award that is outstanding shall vest based on the level of achievement of the Performance Condition in Section 1 through the date of the Change in Control, and shall be settled in shares of common stock as of immediately prior to the consummation of the Change in Control.

In the event of either (x) a Change in Control described in clause (a) of the definition thereof, or (y) a Change in Control described in clause (b) of the definition thereof in which the acquiring or surviving company in the transaction assumes or continues outstanding Awards, (i) any portion of the Award outstanding for which the Service Condition has been satisfied shall vest based on the level of achievement of the Performance Condition in Section 1 through the date of the Change in Control, and shall be settled in shares of common stock as of immediately prior to the consummation of the Change in Control, and (ii) any portion of the Award outstanding for which the Service Condition has not been satisfied shall continue to vest and be settled in accordance with the terms hereof, except that (A) the number of shares subject to the Award shall be fixed upon the Change in Control based on the level of achievement of the Performance Condition in Section 1 through the date of the Change in Control, and (B) the Award, as assumed or continued, shall vest and be settled if and at the time the Service Condition is satisfied and shall otherwise be forfeited (except that in the event of the Grantee’s death or Disability prior thereto, a portion of the Award prorated in accordance with the formula set forth in Section 2 above, but applied to the number of shares subject to the Award after application of the performance determination described above in this paragraph, shall vest and be settled upon such event, to the extent not already vested and settled).

Notwithstanding anything stated herein, the Plan or in the Navient Corporation Change in Control Severance Plan for Senior Officers, this Award shall not be subject to the terms set forth in the Navient Corporation Change in Control Severance Plan for Senior Officers.

4.

Taxes; Dividends. The Grantee of the Award shall make such arrangements as may reasonably be required by the Corporation, including transferring a sufficient number of shares of the Corporation’s stock, to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested or, if applicable, settled in shares of the Corporation’s common stock (by approving this Agreement, the Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3). Dividends declared on an unvested Award will not be paid currently. Instead, amounts equal to such dividends (assuming the target number of PSUs) will be credited to an account established on behalf of the

Grantee in the form of additional PSUs (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the same vesting schedule (including the performance multiple) to which the Award is subject. Upon vesting of any portion of the Award, the amount of Dividend Equivalents allocable to such Award will also vest and will be converted into shares of the Corporation’s common stock (provided that any fractional share amount shall be paid in cash).

5.

Section 409A. For purposes of Section 409A of the Internal Revenue Code, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment and benefit payable under this Agreement is hereby designated as a separate payment. The parties intend that all PSUs provided under this Agreement and shares issuable hereunder comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the PSUs is to be accelerated in connection with the Grantee’s termination of service, then to the extent necessary to comply with Section 409A, such accelerated PSUs will not be settled by virtue of such acceleration until and unless the Grantee has a “separation from service” within the meaning of Section Treasury Regulation 1-409A-1(h), as determined by the Corporation, in its sole discretion. Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if (x) any of the PSUs to be provided in connection with the Grantee’s separation from service do not qualify for any reason to be exempt from Section 409A, (y) the Grantee is, at the time of such separation from service, a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and (z) the settlement of such PSUs would result in the imposition of additional tax under Section 409A if such settlement occurs on or within the six (6) month period following the Grantee’s separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the settlement of any such PSUs during such six (6) month period will accrue and will not be settled until the date six (6) months and one (1) day following the date of the Grantee’s separation from service and on such date (or, if earlier, the date of the Grantee’s death), such PSUs will be settled.

6.

Clawback Provision. Notwithstanding anything to the contrary herein, the Award shall be subject to any recoupment or clawback policy that is adopted by the Corporation, including any policy that is adopted after the Grant Date, or any recoupment or clawback policy that becomes applicable to the Corporation pursuant to any requirement of law or any exchange listing requirement, in either case to the extent provided therein.

7.

Securities Law Compliance. The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any transfer or sale by the Grantee of any shares of the Corporation’s common stock, including without limitation (a) restrictions under an insider trading policy and (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the shares of the Corporation’s common stock. The sale of the shares must also comply with other applicable laws and regulations governing the sale of such shares.

8.

Data Privacy. As an essential term of this award, the Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described herein for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. By accepting this award, the Grantee acknowledges that the Corporation holds certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee or the Corporation may elect to deposit any shares of the Corporation’s common stock. Grantee acknowledges that Data may be held to implement, administer and manage the Grantee’s participation in the Plan as determined by the Corporation, and that Grantee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing Grantee’s consent may adversely affect Grantee’s ability to participate in the Plan.

9.

Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout Grantee’s term of service with the Corporation (or one of its subsidiaries) and thereafter until withdrawn in writing by Grantee.

10.

Board Interpretation. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board and, where applicable, the Committee concerning any questions arising under this Agreement or the Plan.

11.

No Right to Continued Employment. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon the Grantee any right to continued employment with the Corporation or any of its subsidiaries or affiliates.

12.	Amendments for Accounting Charges. The Committee reserves the right to unilaterally amend this Agreement to reflect any changes in applicable law or financial accounting standards.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

14.

Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telefaxed or telecopied to, or, if mailed, when received by, the other party at the following addresses:

If to the Corporation to:

Navient Corporation

Attn: Human Resources, Equity Plan Administration

123 Justison Street

Wilmington, DE 19801

If to the Grantee, to (i) the last address maintained in the Corporation’s Human Resources files for the Grantee or (ii) the Grantee’s mail delivery code or place of work at the Corporation (or its subsidiaries).

15.

Plan Controls; Entire Agreement; Capitalized Terms. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan control, except as expressly stated otherwise herein. This Agreement, the Plan and the Letter Agreement together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature. Capitalized terms not defined herein shall have the meanings as described in the Plan.

16.

Miscellaneous. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision. The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. The Grantee shall cooperate and take such actions as may be reasonably requested by the Corporation in order to carry out the provisions and purposes of this Agreement. The Grantee is responsible for complying with all laws applicable to Grantee, including federal and state securities reporting laws.

[Signature Page Follows]

NAVIENT CORPORATION

By:
[Name] [Title]

Accepted by:

Date

[Signature Page to Chief Executive Officer PSU Agreement]